Exhibit 99.1
Contact: Cass Investor Relations
ir@cassinfo.com
April 17, 2023
Cass Information Systems reports First Quarter 2023 Results
First Quarter Results
(All comparisons refer to the first quarter of 2022, except as noted)

•Net income of $7.1 million, or $0.51 per diluted common share.
•Increase in total revenues of $7.2 million, or 17.2%.
•Return on average equity of 13.76%.
•Increase in net interest margin to 3.23% from 2.36%.
•Increase in facility expense transaction and dollar volumes of 5.3% and 14.4%, respectively.
•Maintained strong overall liquidity with short-term investments at March 31, 2023 of $210.5 million. There were no borrowings outstanding at March 31, 2023.
•Maintained exceptional credit quality.
•Continued to make progress on technology initiatives to increase operational efficiency.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported first quarter 2023 earnings of $0.51 per diluted share, a decrease of 15.0% from the $0.60 per diluted share it earned in the first quarter of 2022. Net income for the period was $7.1 million, a decrease of 13.8% from the $8.3 million earned in the same period in 2022.

Total revenues increased $7.2 million, or 17.2%, during the first quarter of 2023. The increase was driven by all three primary revenue sources, including higher net interest income due to an expanding net interest margin, greater financial fees driven by increased short-term interest rates, and higher payment processing fees as a result of new client wins. Total expenses increased $8.5 million, or 26.8% during the same period, which is significantly greater than what is required to support increased revenue. The Company continues to invest revenue growth in technology initiatives designed to improve operational efficiency and facilitate client acquisition and organic growth. Given the higher level of revenue and opportunity to expand client growth, the Company took the opportunity to accelerate these technology initiatives. These initiatives, which moved into production during the first quarter, center around automated invoice retrieval, automated extraction of data, general ledger mapping platform, and improving the transportation rating engine for clients. The Company believes the successful roll out to enterprise-wide use will lead to improved revenue growth as a result of faster client onboarding and solidification of its competitive advantages as well as improved operating leverage as a result of an anticipated reduction in the cost of processing invoices. Of the total increase in expenses, approximately $1.5 million is deemed to be nonrecurring transition and conversion related expenses.
Eric Brunngraber, the Company’s chairman and chief executive officer, noted, “We continue to position Cass for long-term success. Our balance sheet is well positioned, with good on and off-balance sheet liquidity. We have a diversified funding base consisting of both payment float in our transportation and facility operating businesses and core deposits from our banking customers. In addition, capital levels remain strong. It is an exciting time for Cass.”
Martin Resch, the Company’s president and chief operating officer, noted, “While expense levels are elevated due to significant and accelerated technology investment, we are optimistic we will see good operating leverage improvement beginning late this year as all of our large efficiency initiatives have entered production in the first quarter. These improved technology platforms will allow us to reduce current expense levels and/or take on revenue growth as we move from targeted roll out to enterprise-wide use, without adding to our current expense structure. We are seeing high demand for the

Cass service offerings and improved technology will greatly enhance our growth and profitability prospects in future periods.”
First Quarter 2023 Highlights

Processing Fees – Processing fees increased $477,000, or 2.5%, over the same period in the prior year. The increase in processing fee income was largely driven by the increase in facility transaction volumes of 5.3%. Transportation invoice volumes increased 1.6% over the same period. The Company has experienced recent success in winning facility clients with high transaction volumes.

Financial Fees – Financial fees, earned on a transactional level basis for invoice payment services when making customer payments, increased $727,000, or 6.9%. The increase in financial fee income was primarily due to the increase in short-term interest rates, partially offset by a decline in transportation dollar volumes of 5.4%.

Net Interest Income – Net interest income increased $5.0 million, or 42.0%. The Company’s net interest margin increased to 3.23% as compared to 2.36% in the same period last year and 3.15% for the fourth quarter of 2022. The increase in net interest income and margin was largely driven by the rise in market interest rates as compared to the same period last year, which is favorable for these financial metrics over the long-term. While the Company experienced a large increase in the cost of interest-bearing deposits during the first quarter of 2023 as compared to the fourth quarter of 2022, the net interest margin still increased 8 basis points as a result of 73.6% of the Company’s average funding sources, consisting of deposits and accounts and drafts payable, being non-interest bearing, and interest-earning assets repricing to market interest rates.

Provision for Credit Losses - The Company recorded a release of credit losses of $340,000 during the first quarter of 2023 as compared to a provision for credit losses of $230,000 in the first quarter of 2022. The release of credit losses for the first quarter of 2023 was primarily driven by the decrease in total loans of $12.5 million, or 1.2%, as compared to December 31, 2022.

Personnel Expenses - Personnel expenses increased $5.3 million, or 21.5%. Salaries increased $3.0 million, or 15.1%, as a result of merit increases, wage pressures, an increase in average full-time equivalent employees of 13.2% due to the Touchpoint acquisition and strategic investment in various technology initiatives. Share-based compensation increased $610,000 primarily related to executive succession matters. Pension expense increased $753,000. Despite the Company’s defined benefit pension plan being frozen in the first quarter of 2021 resulting in no service cost in subsequent periods, expense increased as a result of the accounting impact of the decline in plan assets during 2022 and corresponding decline in expected return on plan assets for 2023. Other benefits, such as 401(k) match, health insurance and payroll taxes, increased $971,000, or 22.2%, primarily due to the 13.2% increase in average FTEs as well as a significant increase in employer health insurance costs over prior year levels.

Non-Personnel Expenses - Non-personnel expenses rose $3.2 million, or 45.5%. Certain expense categories such as equipment, outside service fees and data processing are elevated as the Company invests in, and transitions to, improved technology. Multiple technology platforms are being maintained prior to switching over to what the Company believes will be more efficient technology platforms for facility and transportation data entry processing by the end of 2023.

Loans - Average loans increased $116.4 million, or 12.1%. The Company has been successful in achieving organic growth in its franchise, faith-based and other commercial and industrial loans. When compared to December 31, 2022, ending loans decreased $12.5 million, or 1.2%.

Payments in Advance of Funding – Average payments in advance of funding decreased $38.6 million, or 13.8%, primarily due to a 5.4% decrease in transportation dollar volumes, which led to fewer dollars advanced to freight carriers.

Deposits – Average deposits decreased $22.4 million, or 1.9%, when compared to the first quarter of 2022. Total deposits at March 31, 2023 decreased $141.1 million, or 11.2% as compared to December 31, 2022. The decrease in total deposits was partially due to seasonality with corporate clients making tax and annual bonus payments and fulfilling other operating needs as Cass generally sees a decline in depository balances during the first quarter. The Company also experienced deposit attrition as larger depository clients moved their funds to higher interest rate alternatives outside of Cass Commercial Bank. A high percentage of the Company’s deposit base consists of operating accounts of faith-based and commercial clients in addition to payment float generated from CassPay clients.

Accounts and Drafts Payable - Average accounts and drafts payable increased $7.0 million, or 0.7%. The increase in these balances, which are non-interest bearing, are primarily reflective of the increase in facility expense dollar volumes of 14.4%, partially offset by the decrease in transportation dollar volumes of 5.4%. Accounts and drafts payable are a stable source of funding generated by payment float from transportation and facility clients.

Transportation Dollar Volumes – Transportation dollar volumes were $10.3 billion during the first quarter of 2023, a decrease of 5.4% as compared to the first quarter of 2022. The decrease in dollar volumes was due to a decrease in the average dollars per transaction as a result of lower fuel costs and overall freight rates.

Facility Expense Dollar Volumes – Facility dollar volumes totaled $5.3 billion during the first quarter of 2023. The 14.4% increase in dollar volumes was largely due to an increase in energy prices as well as the 5.3% increase in transaction volume.

Liquidity - The Company maintained strong liquidity during the first quarter of 2023 with average short-term investments, primarily cash in a reserve account at the Federal Reserve Bank, of $295.2 million. In addition, all of the Company’s investment securities are classified as available-for-sale, and the Company expects to generate approximately $232.5 million of cash flows through amortization and maturities of investment securities within the next 16 months. The Company also maintains secondary sources of liquidity, including lines of credit up to a maximum $200.0 million in aggregate, collateralized by state and political subdivision securities, in addition to Cass Commercial Bank having a secured line of credit with the Federal Home Loan Bank of $216.0 million collateralized by commercial mortgage loans. The Company and Cass Commercial Bank had no outstanding borrowings on these lines of credit at March 31, 2023.

Capital - The Company’s common equity tier 1, total risk-based capital and leverage ratios were 13.76%, 14.49% and 10.01% at March 31, 2023, respectively. Total shareholders’ equity has increased $11.2 million since December 31, 2022 primarily as a result of first quarter 2023 earnings and a decrease in accumulated other comprehensive loss of $7.1 million due to the decline in market interest rates and resulting positive impact on the fair value of available-for-sale investment securities.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $90 billion annually on behalf of clients, and with total assets of $2.4 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.
Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include the impact of economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Actual results may differ materially from those set forth in the forward-looking statements.

Note to Investors

The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ and numbers in thousands, except per share data)

	Quarter Ended March 31, 2023	Quarter Ended December 31, 2022	Quarter Ended March 31, 2022
Processing fees	$19,513	$19,286	$19,036
Financial fees	11,259	11,350	10,532
Net interest income	16,898	17,329	11,903
Release of (provision for) credit losses	340	(500)	(230)
Other	1,335	1,481	862
Total revenues	$49,345	$48,946	$42,103
Salaries and commissions	22,605	23,020	19,631
Share-based compensation	1,950	2,253	1,340
Net periodic pension cost (benefit)	135	(606)	(618)
Other benefits	5,336	4,057	4,365
Total personnel expenses	$30,026	$28,724	$24,718
Occupancy	855	875	915
Equipment	2,082	1,664	1,711
Other	7,409	6,526	4,484
Total operating expenses	$40,372	$37,789	$31,828
Income from operations before income taxes	$8,973	$11,157	$10,275
Income tax expense	1,856	1,872	2,017
Net income	$7,117	$9,285	$8,258
Basic earnings per share	$.52	$.69	$.61
Diluted earnings per share	$.51	$.67	$.60

Share data:
Weighted-average common shares outstanding	13,599	13,548	13,578
Weighted-average common shares outstanding assuming dilution	13,863	13,812	13,814

Consolidated Balance Sheets

($ in thousands)

	(unaudited ) March 31, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$210,478	$200,942
Securities available-for-sale, at fair value	703,037	754,468
Loans	1,070,373	1,082,906
Allowance for credit losses	(13,254)	(13,539)
Payments in advance of funding	259,819	293,775
Premises and equipment, net	20,967	19,958
Investments in bank-owned life insurance	48,278	47,998
Goodwill and other intangible assets	21,240	21,435
Accounts and drafts receivable from customers	37,288	95,779
Other assets	69,163	69,301
Total assets	$2,427,389	$2,573,023

Liabilities and shareholders’ equity:
Deposits
Noninterest-bearing	$585,323	$642,757
Interest-bearing	530,827	614,460
Total deposits	1,116,150	1,257,217
Accounts and drafts payable	1,051,435	1,067,600
Other liabilities	42,304	41,882
Total liabilities	$2,209,889	$2,366,699

Shareholders’ equity:
Common stock	$7,753	$7,753
Additional paid-in capital	206,614	207,422
Retained earnings	134,822	131,682
Common shares in treasury, at cost	(79,419)	(81,211)
Accumulated other comprehensive loss	(52,270)	(59,322)
Total shareholders’ equity	$217,500	$206,324
Total liabilities and shareholders’ equity	$2,427,389	$2,573,023

Average Balances (unaudited)

($ in thousands)

	Quarter Ended March 31, 2023	Quarter Ended December 31, 2022	Quarter Ended March 31, 2022
Average interest-earning assets	$2,162,734	$2,232,764	$2,122,915
Average loans	1,076,221	1,049,294	959,851
Average securities available-for-sale	724,839	760,424	689,038
Average short-term investments	295,150	346,198	472,679
Average payments in advance of funding	240,890	262,620	279,479
Average assets	2,499,341	2,581,086	2,528,263
Average noninterest-bearing deposits	553,644	567,730	574,064
Average interest-bearing deposits	591,102	616,456	593,057
Average accounts and drafts payable	1,095,182	1,158,112	1,088,105
Average shareholders’ equity	$209,791	$194,269	$235,720

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended March 31, 2023	Quarter Ended December 31, 2022	Quarter Ended March 31, 2022
Return on average equity	13.76%	18.96%	14.21%
Net interest margin (1)	3.23%	3.15%	2.36%
Average interest-earning assets yield (1)	3.84%	3.53%	2.40%
Average loan yield	4.61%	4.37%	3.71%
Average investment securities yield (1)	2.62%	2.50%	2.10%
Average short-term investment yield	4.28%	3.44%	0.19%
Average cost of total deposits	1.15%	0.72%	0.08%
Average cost of interest-bearing deposits	2.23%	1.38%	0.15%
Allowance for credit losses to loans	1.24%	1.25%	1.27%
Non-performing loans to total loans	—%	0.11%	—%
Net loan charge-offs (recoveries) to loans	—%	—%	—%

Transportation invoice volume	9,098	9,174	8,958
Transportation dollar volume	$10,268,451	$10,930,786	$10,855,180
Facility expense transaction volume (2)	3,468	3,196	3,293
Facility expense dollar volume	$5,313,385	$4,814,145	$4,643,942
(1) Yields are presented on tax-equivalent basis assuming a tax rate of 21%.
(2) Facility expense transaction volumes have been restated for the current and prior periods to reflect total invoices processed. In prior periods, we utilized billing account numbers in our Telecom division as a proxy for transactions.